Exhibit 99.1

UPDATED

XPO Logistics Announces Second Quarter 2013 Results

Reports 189% Organic Growth and Significant Margin Expansion in Freight Brokerage

Reaffirms Full Year Financial Outlook

GREENWICH, Conn. — July 30, 2013 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the second quarter of 2013.

Total revenue was $137.1 million for the second quarter, a 151.4% increase from the same period in 2012. Gross margin dollars increased 128.4% year-over-year to $19.3 million, and gross margin percentage was 14.1%.

For the second quarter of 2013, the company reported a net loss of $17.4 million, compared with a net loss of $5.2 million for the same period in 2012. The net loss available to common shareholders was $18.1 million, or a loss of $1.00 per diluted share, compared with a net loss of $5.9 million, or a loss of $0.34 per diluted share, for the same period in 2012. The company’s second quarter results reflect the positive impact of acquisitions from prior periods and significant organic growth, offset by planned strategic investments in long-term value creation, transaction-related costs and litigation costs.

Earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, was a loss of $12.4 million for the second quarter of 2013, compared with a loss of $3.0 million for the same period in 2012. EBITDA includes $1.1 million and $1.2 million of non-cash share-based compensation for the second quarters of 2013 and 2012, respectively. A reconciliation of EBITDA to net income is provided in the attached financial tables.

The company had $178.2 million of cash as of June 30, 2013.

Reaffirms Full Year 2013 Financial Outlook

The company has reaffirmed its full year outlook for an annual revenue run rate of more than $1 billion as of December 31, and positive EBITDA for the fourth quarter of 2013.

3PD Acquisition to Close in Third Quarter

On July 15, 2013, the company announced that it had entered into a definitive agreement to acquire all of the common stock of 3PD, Inc. (3PD) in a transaction valued at approximately $365 million. 3PD is the largest non-asset, third party provider of heavy goods, last-mile logistics in North America. The acquisition is expected to close in the third quarter of 2013, subject to customary conditions.

3PD, based in Atlanta, was founded in 2001 to capitalize on the rapid growth in last-mile logistics. 3PD provides blue chip retail shippers with customized solutions tailored to their supply chain needs, and serves small and mid-sized shippers by matching them to carriers on a transactional basis. The business has differentiated itself through its ability to assure a superb customer experience using proprietary technology and industry-leading process management.

CEO Comments

Bradley Jacobs, chairman and chief executive officer, said, “In the second quarter, we delivered a 151% increase in revenue year-over-year, and 128% more gross margin dollars. Our freight brokerage business achieved robust organic growth of 189%, driven in large part by the traction of our eight brokerage cold-starts. These locations are barely a year old on average, but they’re already generating a combined revenue run rate of over $90 million and sequential improvements in gross margin percentage. We’re in the process of opening a new mega-branch in Cincinnati with a highly experienced leader to scale it up. And our acquisition pipeline remains very active, with a current list of about 100 targets.

“Our expedited business saw pressure on margin throughout the quarter, as demand for expedited services remained soft. Capacity tightened somewhat in early July, however, and margins have expanded in recent weeks. Our freight forwarding business is outpacing industry growth by capturing more international business. Freight forwarding revenue increased 17% in the second quarter, gross margin was up 230 basis points, and EBITDA increased significantly by 57%.”

Jacobs continued, “We’ve entered the back half of the year with a lot of momentum. Our productivity per brokerage employee improved quarter-to-quarter, despite the addition of almost 100 net new hires. Our strategic and national account teams recently had major wins in truckload brokerage, as well as cross-border, less-than-truckload and expedite. And soon we’ll complete the XPO supply chain with the acquisition of 3PD’s heavy goods, last-mile capabilities. 3PD is the clear market leader in this space, with an impressive growth trajectory. We intend to scale up the business and capitalize on the rapidly growing demand for last-mile logistics. I’m pleased that we’re on track to meet our revenue outlook for a billion dollar run rate by year-end – that’s an exciting milestone in our plan to build XPO into a world-class company.”

Second Quarter 2013 Results by Business Unit

•

Freight brokerage: The company’s freight brokerage business generated total revenue of $95.4 million for the quarter, a 587.2% increase from the same period in 2012. Gross margin percentage was 13.2% for the quarter, compared with 11.0% for the same period in 2012, an improvement of 220 basis points. The year-over-year increases in revenue and gross margin were primarily driven by acquisitions and the expansion of the company’s brokerage cold-start locations. The operating loss was $5.0 million, compared with a loss of $825,000 a year ago, primarily reflecting an increase in SG&A costs for sales force expansion, technology and training.

•

Expedited transportation: The company’s expedited transportation business generated total revenue of $26.4 million for the quarter, a 2.8% increase from the same period in 2012. Gross margin percentage was 15.9% for the quarter, compared with 20.0% for the same period in 2012. The decrease in gross margin percentage primarily reflects a soft expedite environment, as well as the addition of revenue from air charter, which generates lower margins than the company’s over-the-road expedited business. Second quarter operating income was $1.2 million, compared with $2.6 million a year ago, primarily reflecting the impact of a lower gross margin percentage.

•

Freight forwarding: The company’s freight forwarding business generated total revenue of $19.3 million for the quarter, a 17.4% increase from the same period in 2012. The increase in revenue was primarily driven by the growth of company-owned locations and a higher volume of international shipments. Gross margin percentage was 13.3% for the quarter, an improvement of 230 basis points, compared with 11.0% for the same period in 2012. The increase in gross margin percentage was primarily driven by investments in company-owned locations. Second quarter operating income was $478,000, a 119.3% increase year-over-year. The increase in operating income reflected a higher gross margin partially offset by SG&A expenses related to cold-starts opened in prior periods.

•

Corporate: Corporate SG&A expense for the second quarter of 2013 was $10.7 million, compared with $5.4 million for the second quarter of 2012. The increase in SG&A expense was primarily driven by a larger headcount in corporate shared services and an increase in purchased services, including $1.8 million, or $0.10 per diluted share, of transaction-related costs; and $1.5 million, or $0.08 per diluted share, of litigation costs.

Six Months 2013 Financial Results

For the six months ended June 30, 2013, the company reported total revenue of $251.1 million, a 153.4% increase from the first six months of 2012.

Net loss was $31.9 million for the first six months of 2013, compared with net loss of $7.9 million for the same period last year. The company reported a six-month net loss available to common shareholders of $33.4 million, or a loss of $1.84 per diluted share, compared with a net loss of $9.4 million, or a loss of $0.56 per diluted share, for the same period in 2012.

EBITDA, a non-GAAP financial measure, was a loss of $22.1 million for the first six months of 2013, compared with a loss of $6.9 million for the same period in 2012, primarily reflecting planned investments in future value creation, including a significant increase in sales headcount year-over-year. EBITDA for the first six months of 2013 included $2.6 million, or $0.14 per diluted share, of litigation costs; $2.1 million, or $0.12 per diluted share, of transaction-related costs; and $2.1 million, or $0.12 per diluted share, in non-cash share-based compensation.

Conference Call

The company will hold a conference call on Wednesday, July 31, 2013, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-888-895-5271; international callers dial +1-847-619-6547. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpologistics.com/investors. The conference call will be archived until August 31, 2013. To access the replay by phone, call toll-free (from U.S./Canada) 1-888-843-7419; international callers dial +1-630-652-3042. Use participant passcode 35253664.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is one of the fastest growing providers of transportation logistics services in North America. The company’s three business units – freight brokerage, expedited transportation and freight forwarding – use relationships with more than 22,000 ground, sea and air carriers to serve over 8,500 customers in the manufacturing, industrial, retail, commercial, life sciences and government sectors. XPO is built to deliver constant growth in truck capacity, passionate service and technological innovation through 62 locations in the United States and Canada. www.xpologistics.com

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules, such as earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”) for the quarters ended June 30, 2013, and June 30, 2012. As required by SEC rules, we provide reconciliations of these measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the attachments to this release. We believe that EBITDA improves comparability from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization) and tax consequences. In addition to its use by management, we believe that EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of companies in our industry.

Other companies may calculate EBITDA differently, and therefore our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA is not a measure of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA should only be used as a supplemental measure of our operating performance.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our 2013 outlook with respect to annual revenue and fourth quarter 2013 EBITDA, the anticipated closing date of the acquisition of 3PD and the related financing (the “3PD Transaction”), the expected impact of the 3PD Transaction and 3PD’s anticipated growth. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed in our filings with the SEC and the following: economic conditions generally; competition; our ability to find suitable acquisition candidates and execute our acquisition strategy; the projected satisfaction of closing conditions for the 3PD Transaction; the expected closing date for the 3PD Transaction; the expected impact of the 3PD Transaction, including the expected impact on the Company’s results of operations and EBITDA; our ability to raise debt and equity capital; our ability to attract and retain key employees to execute our growth strategy, including retention of 3PD’s management team; litigation, including litigation related to misclassification of independent contractors; our ability to develop and implement a suitable information technology system; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to retain our and 3PD’s largest customers; our ability to successfully integrate 3PD and other acquired businesses; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this press release speak only as of the date hereof and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, including our 2013 outlook, except to the extent required by law.

Investor Contact:

XPO Logistics, Inc.

Dana Gibson, +1-203-930-1470

dana.gibson@xpologistics.com

Media Contact:

Brunswick Group

Steve Lipin / Gemma Hart, +1-212-333-3810

XPO Logistics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues	$137,091	$54,540	$251,090	$99,100
Expenses
Direct expense	117,751	46,074	215,490	83,861

Gross margin	19,340	8,466	35,600	15,239
Sales general and administrative expense	33,355	11,834	60,982	22,831

Operating loss	(14,015)	(3,368)	(25,382)	(7,592)

Other expense	167	26	58	5
Interest expense	3,106	3	6,170	15

Loss before income tax provision	(17,288)	(3,397)	(31,610)	(7,612)
Income tax benefit	74	1,780	296	259

Net loss	(17,362)	(5,177)	(31,906)	(7,871)
Cumulative preferred dividends	(743)	(750)	(1,486)	(1,500)

Net loss available to common shareholders	$(18,105)	$(5,927)	$(33,392)	$(9,371)

Basic loss per share
Net loss	$(1.00)	$(0.34)	$(1.84)	$(0.56)
Diluted loss per share
Net loss	$(1.00)	$(0.34)	$(1.84)	$(0.56)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	18,180	17,637	18,107	16,629
Diluted weighted average common shares outstanding	18,180	17,637	18,107	16,629

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	June 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$178,155	$252,293

Accounts receivable, net of allowances of $1,318 and $603, respectively	89,740	61,245
Prepaid expenses	2,095	1,555
Deferred tax asset, current	938	1,406
Income tax receivable	2,840	2,569
Other current assets	4,203	1,866

Total current assets	277,971	320,934

Property and equipment, net of $6,954 and $5,323 in accumulated depreciation, respectively	15,554	13,090
Goodwill	69,927	55,947
Identifiable intangible assets, net of $6,295 and $4,592 in accumulated amortization, respectively	30,121	22,473
Deferred tax asset, long-term	72	0
Other long-term assets	834	764

Total long-term assets	116,508	92,274

Total assets	$394,479	$413,208

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,591	$22,108
Accrued salaries and wages	5,570	3,516
Accrued expenses, other	23,733	21,123
Current maturities of notes payable and capital leases	850	491
Other current liabilities	1,548	1,789

Total current liabilities	55,292	49,027

Convertible senior notes	111,197	108,280
Notes payable and capital leases, net of current maturities	767	676
Deferred tax liability, long term	6,553	6,781
Other long-term liabilities	3,838	3,385

Total long-term liabilities	122,355	119,122

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares; 74,275 shares issued and outstanding	42,794	42,794
Common stock, $.001 par value; 150,000,000 shares authorized; 18,241,217 and 18,002,985 shares issued, respectively; and 18,196,217 and 17,957,985 shares outstanding, respectively	18	18
Additional paid-in capital	267,806	262,641
Treasury stock, at cost, 45,000 shares held	(107)	(107)
Accumulated deficit	(93,679)	(60,287)

Total stockholders’ equity	216,832	245,059

Total liabilities and stockholders’ equity	$394,479	$413,208

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended
	June 30,
	2013	2012
Operating activities
Net loss	$(31,906)	$(7,871)
Adjustments to reconcile net loss to net cash from operating activities
Provisions for allowance for doubtful accounts	627	84
Depreciation & amortization expense	3,349	741
Stock compensation expense	2,147	2,266
Gain on sale of affiliate	(176)	—
Accretion of debt	2,916	—
Exchange loss	46	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(24,134)	(5,496)
Deferred tax expense	167	1,537
Income tax receivable	(732)	(1,388)
Prepaid expenses and other current assets	(275)	(495)
Other long-term assets	(28)	(18)
Accounts payable	(5,973)	(1,313)
Accrued expenses and other liabilities	4,899	1,816

Cash provided used by operating activities	(49,073)	(10,137)

Investing activities
Acquisition of businesses, net of cash acquired	(19,660)	(3,713)
Proceeds from sale of business interests	125	—
Payment of acquisition earn-out	—	(450)
Payment for purchases of property and equipment	(3,864)	(2,569)

Cash Flows used by investing activities	(23,399)	(6,732)

Financing Activities
Credit line, net activity	(150)	—
Payments of notes payable and capital leases	16	(2,018)
Proceeds from stock offering, net	—	136,961
Proceeds from exercise of options, net	(56)	131
Proceeds from exercise of warrants	10	—
Dividends paid to preferred stockholders	(1,486)	(1,500)

Cash flows (used) provided by financing activities	(1,666)	133,574

Effect of exchange rate changes on cash	—	—
Net (decrease) increase in cash	(74,138)	116,705
Cash and cash equivalents, beginning of period	252,293	74,007

Cash and cash equivalents, end of period	$178,155	$190,712

Supplemental disclosure of noncash activities:

Cash paid during the period for interest	3,337	15
Cash paid during the period for income taxes	906	159

Freight Brokerage

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2013	2012	$ Variance	Change %	2013	2012	$ Variance	Change %
Revenue	$95,360	$13,877	$81,483	587.2%	$173,590	$21,805	$151,785	696.1%
Direct expense
Transportation services	82,705	12,255	70,450	574.9%	150,662	19,160	131,502	686.3%
Other direct expense	88	101	(13)	-12.9%	295	95	200	210.5%

Total direct expense	82,793	12,356	70,437	570.1%	150,957	19,255	131,702	684.0%

Gross margin	12,567	1,521	11,046	726.2%	22,633	2,550	20,083	787.6%

SG&A expense
Salaries & benefits	12,367	1,572	10,795	686.7%	22,530	2,431	20,099	826.8%
Purchased services	979	266	713	268.0%	1,793	328	1,465	446.6%
Other SG&A expense	3,031	432	2,599	601.6%	4,926	606	4,320	712.9%
Depreciation & amortization	1,180	76	1,104	1452.6%	2,194	96	2,098	2185.4%

Total SG&A expense	17,557	2,346	15,211	648.4%	31,443	3,461	27,982	808.5%

Operating loss	$(4,990)	$(825)	$(4,165)	504.8%	$(8,810)	$(911)	$(7,899)	867.1%

Freight Brokerage

Key Employee Data

	June 30,	June 30,
	2013	2012
Freight Brokerage personnel	788	92

Note: Totals are as of period end, and primarily include the positions of shipper sales, carrier procurement and brokerage operations, and reflect the impact of recruitment and acquisitions.

Expedited Transportation

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2013	2012	$ Variance	Change %	2013	2012	$ Variance	Change %
Revenue	$26,445	$25,731	$714	2.8%	$50,320	$48,151	$2,169	4.5%
Direct expense
Transportation services	21,528	19,830	1,698	8.6%	40,680	37,192	3,488	9.4%
Other direct expense	707	766	(59)	-7.7%	1,622	1,665	(43)	-2.6%

Total direct expense	22,235	20,596	1,639	8.0%	42,302	38,857	3,445	8.9%

Gross margin	4,210	5,135	(925)	-18.0%	8,018	9,294	(1,276)	-13.7%

SG&A expense
Salaries & benefits	2,016	1,665	351	21.1%	3,961	3,325	636	19.1%
Purchased services	246	251	(5)	-2.0%	535	448	87	19.4%
Other SG&A expense	513	506	7	1.4%	1,117	935	182	19.5%
Depreciation & amortization	248	79	169	213.9%	465	164	301	183.5%

Total SG&A expense	3,023	2,501	522	20.9%	6,078	4,872	1,206	24.8%

Operating income	$1,187	$2,634	$(1,447)	-54.9%	$1,940	$4,422	$(2,482)	-56.1%

Note: Total depreciation and amortization for the Expedited Transportation operating segment included in both direct expense and SG&A, was $291 and $129 for the three-months ended June 30, 2013 and 2012, respectively, and $559 and $266 for the six-month periods ended June 30, 2013 and 2012, respectively.

Freight Forwarding

Summary Financial Table

(Unaudited)

(In thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2013	2012	$ Variance	Change %	2013	2012	$ Variance	Change %
Revenue	$19,338	$16,468	$2,870	17.4%	$35,571	$31,925	$3,646	11.4%
Direct expense
Transportation services	14,743	12,150	2,593	21.3%	26,853	23,663	3,190	13.5%
Station commissions	1,992	2,457	(465)	-18.9%	3,700	4,773	(1,073)	-22.5%
Other direct expense	40	52	(12)	-23.1%	69	95	(26)	-27.4%

Total direct expense	16,775	14,659	2,116	14.4%	30,622	28,531	2,091	7.3%

Gross margin	2,563	1,809	754	41.7%	4,949	3,394	1,555	45.8%

SG&A expense
Salaries & benefits	1,518	924	594	64.3%	2,951	1,711	1,240	72.5%
Purchased services	157	146	11	7.5%	247	187	60	32.1%
Other SG&A expense	317	376	(59)	-15.7%	720	748	(28)	-3.7%
Depreciation & amortization	93	145	(52)	-35.9%	181	289	(108)	-37.4%

Total SG&A expense	2,085	1,591	494	31.0%	4,099	2,935	1,164	39.7%

Operating income	$478	$218	$260	119.3%	$850	$459	$391	85.2%

XPO Corporate

Summary of Selling, General & Administrative Expense

(Unaudited)

(In thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2013	2012	$ Variance	Change %	2013	2012	$ Variance	Change %
SG&A expense
Salaries & benefits	$4,590	$3,101	$1,489	48.0%	$9,097	$6,144	$2,953	48.1%
Purchased services	4,532	1,207	3,325	275.5%	7,154	3,643	3,511	96.4%
Other SG&A expense	1,337	1,014	323	31.9%	2,696	1,685	1,011	60.0%
Depreciation & amortization	231	73	158	216.4%	415	90	325	361.1%

Total SG&A expense	$10,690	$5,395	$5,295	98.1%	$19,362	$11,562	$7,800	67.5%

Note: Intercompany eliminations included revenue of $4.1 million and $1.5 million for the three-months ended June 30, 2013 and 2012, respectively, as well as revenues of $8.4 million and $2.8 million for the year to date periods ended June 30, 2013 and 2012, respectively, that eliminate upon consolidation.

XPO Logistics, Inc.

Consolidated Reconciliation of EBITDA to Net Loss

(In thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change %	2013	2012	Change %
Net loss available to common shareholders	$(18,105)	$(5,927)	205.5%	$(33,392)	$(9,371)	256.3%
Preferred dividends	(743)	(750)	-0.9%	(1,486)	(1,500)	-0.9%

Net loss	(17,362)	(5,177)	235.4%	(31,906)	(7,871)	305.4%

Interest expense	3,106	3	103433.3%	6,170	15	41033.3%
Income tax provision	74	1,780	-95.8%	296	259	14.3%
Depreciation and amortization	1,795	423	324.3%	3,349	741	352.0%

EBITDA	$(12,387)	$(2,971)	316.9%	$(22,091)	$(6,856)	222.2%

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

XPO Logistics, Inc.

Consolidated Calculation of Diluted Weighted Shares Outstanding

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Basic common stock outstanding	18,179,570	17,636,834	18,106,564	16,629,420

Potentially Dilutive Securities:
Shares underlying the conversion of preferred stock to common stock	10,610,714	10,714,286	10,610,714	10,714,286
Shares underlying the conversion of the convertible senior notes	8,749,239	—	8,749,239	—
Shares underlying warrants to purchase common stock	6,262,380	6,282,659	6,302,668	6,282,659
Shares underlying stock options to purchase common stock	526,813	401,793	533,977	348,682
Shares underlying restricted stock units	436,275	559,381	418,898	613,139

	26,585,421	17,958,119	26,615,496	17,958,766

Diluted weighted shares outstanding	44,764,991	35,594,953	44,722,060	34,588,186

Note: For dilution purposes, GAAP requires diluted shares to be reflected on a weighted average basis, which takes into account the portion of the period in which the diluted shares were outstanding. The table above reflects the weighted average diluted shares for the periods presented. The impact of this dilution was not reflected in the earnings per share calculations on the Condensed Consolidated Statements of Operations because the impact was anti-dilutive. The treasury method was used to determine the shares underlying the warrants to purchase common stock with an average closing market price of $16.85 per share and $16.92 per share for the three-month periods ended June 30, 2013 and 2012, respectively, and $17.00 per share and $15.44 per share for the six-month periods ended June 30, 2013 and 2012, respectively.